INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to this Registration Statement No. 333-111688 of Sun Life of Canada (U.S.) Variable Account G on Form N-6 of our report dated March 31, 2004 accompanying the financial statements of Sun Life of Canada (U.S.) Variable Account G appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the use of our report dated March 29, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective January 1, 2001, the adoption of provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002, and the adoption of provisions of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," effective October 1, 2003, described in Note 1) accompanying the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.) appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Accountants" in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 31, 2004